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                                                                    Exhibit 16.1


                                MARK A. FEINBERG
                              FAIRLAWN, NEW JERSEY




                                                                 April 12, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

         I have read the revised Change in Accountants disclosure included in Amendment No. 2 to the Registration Statement on Form SB-2 of Pro Elite, Inc. (the "Company") and am in agreement with the statements contained therein, including the statement that my report on the financial statements as of and for the fiscal year ended February 29, 2000 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. I am also in agreement with the statements contained in the third sentence under the caption "Change in Accountants" that the Company's board of directors approved the change in accountants and that during Pro Elite's fiscal year preceding such change in accountants and any subsequent interim period preceding such change in accountants, there were no disagreements with me on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. I have no basis to agree or disagree with the other statements of the registrant contained under that caption.



                                                    /s/ Mark A. Feinberg
                                                    -----------------------
                                                    Mark A. Feinberg